Exhibit 10.3

CONFIDENTIAL TREATMENT REQUESTED.

MEMORANDUM OF UNDERSTANDING

This MEMORANDUM OF UNDERSTANDING (“MoU”) is established as of December 31st, 2018 (“MoU Effective Date”) between pdvWireless, Inc. (“pdvWireless”), a Delaware corporation having its principal place of business at 3 Garrett Mountain Plaza, Suite 401, Woodland Park, NJ 07424 and TeamConnect, LLC (“TeamConnect”), a Delaware limited liability company, having its principal place of business at 58 N. Harrison Ave., Congers, New York 10920.

The parties agree as follows:

1.	TeamConnect was formed on December 7, 2018.

2.	The limited liability company operating agreement of TeamConnect (the “Operating Agreement”) shall be negotiated in good faith based on the terms set forth on Appendix 1.

3.

Promptly following the MoU Effective Date, but not later than January 30, 2019 which date may be extended by mutual agreement of the parties if necessary (the “Closing Date”), TeamConnect shall enter into an IP Assignment, Software Support, and Development Services Agreement (the “IP Assignment”) in the form attached hereto as Appendix 2.

4.

Promptly following the MoU Effective Date, TeamConnect shall cause the employees of pdvWireless listed on Appendix 3 (the “Offered Employees”) to have been offered at will employment with TeamConnect, which employment shall be subject to closing of the transactions contemplated by this MoU by the Closing Date. The Offered Employees who accept employment with LLC Entity shall be referred to as “Transferred Employees.”  For the avoidance of doubt, pdvWireless shall be responsible for (i) any wages, salaries and other compensation and employee benefits (including any vacation pay, severance pay, notice pay, insurance, supplemental pension, deferred compensation, bonuses, retirement and any other benefits, premiums, claims and related costs) due to any of the Transferred Employees relating to or arising out of their employment with pdvWireless, and (ii) any extension of the vesting and exercise periods relating to any stock options and/or restricted stock units of pdvWireless held by any of the Transferred Employees.

5.	If TeamConnect receives payment of accounts receivable after the Closing Date that belong to pdvWireless, TeamConnect will promptly remit such funds to pdvWireless, less a 2% processing fee.

6.	Any public announcement of the transactions contemplated by this MoU shall be subject to the mutual consent of each party, not to be unreasonably withheld or delayed.

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In witness whereof, the parties hereto have caused this MoU to be executed by their duly authorized agents as of the date first above written.

pdvWireless, Inc.TeamConnect, LLC

By:/s/ Brian D. McAuleyBy:/s/ Joseph Gottlieb

Name: Brian D. McAuleyName: Joseph Gottlieb

Title: ChairmanTitle: Member

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Appendix 1

Terms to be reflected in TeamConnect, LLC’s Operating Agreement

[OMITTED]

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Appendix 2

IP ASSIGNMENT, SOFTWARE SUPPORT AND DEVELOPMENT SERVICES Agreement

THIS IP ASSIGNMENT, SOFTWARE SUPPORT AND DEVELOPMENT SERVICES AGREEMENT (“Agreement”) is entered into effective January 7, 2019 (“Effective Date”) by pdvWireless, Inc. (“Assignor”), a Delaware corporation having its principal place of business at 3 Garrett Mountain Plaza, Suite 401, Woodland Park, NJ 07424 and Team Connect, LLC (“Assignee”), a Delaware limited liability company, having its principal place of business at 58 N. Harrison Ave Congers, NY 10920.

A.

Assignor and Goosetown Enterprises, Inc. (“Goosetown”) have entered into that certain Customer Acquisition, Resale and Licensing Agreement (“Goosetown Acquisition Agreement”), pursuant to which Assignor agreed to support certain software applications.

B.

Assignor and A BEEP, LLC (“A BEEP”) have entered into that certain Customer Acquisition and Resale Agreement (“A BEEP Acquisition Agreement”), pursuant to which Assignor agreed to support certain software applications. Assignor represents that the ABEEP Acquisition Agreement has substantially similar terms and conditions to the Goosetown Acquisition Agreement.

C.	Assignee has offered employment to those certain employees of Assignor listed on Exhibit C (“Offered Employees”).
D.

Pursuant to this Agreement (i) Assignor shall assign certain intellectual property (including patents and trademarks) relating to certain software applications (as further described herein, (ii) Assignee shall agree to provide certain services to fulfill Assignor’s software support and maintenance obligations under the Goosetown Acquisition Agreement and A BEEP Acquisition Agreement, and (iii) Assignee shall assume certain customer care, billing and collections services in connection with the pdvConnect Application (defined below);

In consideration of the mutual agreements and the terms and conditions below, the parties agree as follows:

Definitions.

“Billed Revenue” means any recurring revenue in the form of any money or other consideration received or recognized by Assignee (or any affiliates) from pdvConnect Customers.   Billed Revenue does not include taxes or other fees assessed, collected or otherwise imposed by a governmental authority.

[*]

“Network Management Software” means the software applications which provides Traffic Optimization functionality (compressing and removing repetitive content from LTE message traffic and in particular utility traffic), Lifecycle Orchestration functionality (leveraging cloud computing tools for private LTE networks to systematically and in an automated fashion, deploy applications at the edge and leveraging web tools to eliminate human error in the corresponding IT and LTE network elements) and Virtual Network Simulation functionality (providing the capability to model applications and network elements prior to deployment). The software enables users to perform test runs of a deployment or maintenance that includes configuration changes of applications, LTE network elements, IT network

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elements and firewalls, enabling them the opportunity to fail, fix, and retry configurations without causing harm to their actual network.

“pdvConnect Application” means the workforce management software application which enables companies to track mobile workers via GPS as well as quickly capture field activities and a worker’s status. It includes the functionality to send optional photos with voice details back to the office. Use of pdvConnect eliminates wasted time, reduces fuel costs, minimizes worker calls back to their office as well as waiting on hold and filling out forms.

“pdvConnect Customers” mean Assignor’s customers utilizing the pdvConnect Application as of the Effective Date, including any units added by pdvConnect Customers during the forty-eight (48) months after the Effective Date.

Space Use.  Assignee will assume 1,200 square feet (roughly 30%) of the of the San Diego office space (“Space”) at gross cost to Assignee of $3,660.00 per month (“Space Use Costs”) until such time that Assignee finds another space, or the existing lease terminates in July of 2019, whichever occurs first (“Space Use Period”).  Assignee shall comply with all of Assignor’s non-monetary obligations relating to its use of the Space, and all other reasonable instructions of Assignor in connection therewith.

Services.  The following shall collectively be referred to as the “Services.”

Software Maintenance and Support.  Beginning on the Effective Date and until the earlier of (a) [*], and (b) twenty-four (24) months following the effective date of the Goosetown Acquisition Agreement and the A BEEP Acquisition Agreement (or whichever is last executed, if not executed contemporaneously with this Agreement) (“Support Services Term”), Assignee will provide support for and maintain the existing software functionality of the following software applications (collectively, the “Supported Applications”): TeamConnect Mobile, TeamConnect Hub, the pdvConnect Application, and the locate and manage functionality of TeamConnect Metro and TeamConnect Campus, in each case as further specified in Exhibit A (“Support Services”).  Assignee agrees to assign the Transferred Employees to provide the Support Services during the Support Services Term so long as such Transferred Employee remains employed by Assignee.

pdvConnect Customer Care, Billings and Collections Services. For a maximum period of ninety (90) days following the Effective Date, Assignor will provide business operations personnel and continue providing customer care, billing and collections services to facilitate the transitioning of pdvConnect Customers to Assignee until Assignee has advised Assignor that it is ready to perform those services. Beginning within ninety (90) days of the Effective Date, Assignee will provide business operations personnel and continue providing customer care, billing and collections services with respect to the pdvConnect Application (“pdvConnect Customer Services”).

Software Development Services. For a period of forty-eight (48) months following the Effective Date, Assignee will provide Assignor with software development, engineering and project management services, as needed, on a cost basis (“Development Services”).  Unless otherwise agreed in writing, Assignor shall own all right, title and interest (including patent rights, copyright rights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know‑how, ideas and information made or conceived or reduced to practice, in whole or in part, by Assignee in connection with the Development Services (collectively, “Inventions”) and Assignee will promptly disclose and provide all Inventions to Assignor. All Inventions are works made for hire to the extent allowed by law. In addition, if any Invention does not qualify as a work made for

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hire, Assignee hereby makes all assignments necessary to accomplish the foregoing ownership.  Assignee shall further assist Assignor, at Assignor’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Assignee hereby irrevocably designates and appoints Assignor and its agents as attorneys‑in‑fact to act for and in Assignee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Assignee. Assignee shall retain all rights to any Inventions that were used or developed by Assignee prior to, or independent from, performing the Development Services and that may have been used as part of the Development Services (“Pre-Existing Inventions”), provided that Assignee hereby grants Assignor a non-exclusive, royalty-free, perpetual, irrevocable, transferable, fully paid-up, worldwide right in and to the Pre-Existing Inventions to the extent needed to fully exploit the Inventions; provided that in no event shall Assignor use any Pre-Existing Inventions to compete with Assignee in the business relating to the Assigned Intellectual Property.

Intellectual Property, IP Addresses and IT Assets.

Intellectual Property Assignment. Subject to and conditioned upon the software licenses granted by Assignor to Goosetown under the Goosetown Acquisition Agreement (“Goosetown Licenses”), Assignor hereby assigns to Assignee all intellectual property rights in and to the Supported  Applications and the Network Management Software, including as set forth on Exhibit B (the “Assigned Intellectual Property.”)  Assignee hereby agrees to assume, and Assignor hereby transfers, the Goosetown Licenses to Assignee.

IP Addresses Assignment.  Assignor shall assign to Assignee the Internet Protocol Addresses related to the Assigned Intellectual Property. Assignee will cooperate with Assignor to insure continued use of the addresses needed by Assignor during the Support Services Terms.

IT Assets.  By no later than May 31, 2019, Assignor and Assignee shall cooperate to separate Assignor’s corporate related IT hardware and equipment assets that are collocated with IT hardware used for the Assigned Intellectual Property and any equipment not associated with the Assigned Intellectual Property will be removed and relocated from both the data center and the San Diego office by Assignor at the Assignor’s expense.    A list of assets that are to be separated will be developed by March 1, 2019 (or such later date if mutually agreed to by the parties) to allow both parties to purchase any needed replacement hardware that may be required for shared physical assets that may exist.

Payments; Reporting.

Space Use.  During the Space Use Period, Assignee shall pay the Space Use Costs to Assignor on a monthly basis, at least five (5) calendar days prior to the beginning of the applicable month.

Support Services Payments.  In consideration of the Support Services, and provided that Assignee has assumed Assignor’s data center lease (the “Data Center Lease”), Assignor shall pay Assignee [*] per month during the Support Services Term (for a total amount of [*] (“Monthly Payment”).  If Assignee does not assume the Data Center Lease, the Monthly Payment will be decreased by [*] per month to [*] per month.  Furthermore, Assignee shall immediately notify Assignor should any of the costs set forth in Exhibit D decrease and will further reduce the Monthly Payment due by the amount of the cost decrease.   The Monthly Payment shall be due within thirty (30) days following receipt of an invoice from Assignee.  Assignor shall continue to pay for the network connectivity utilized for the current systems during the Support Services Term.

pdvConnect Customer Services Payments.  In consideration of the pdvConnect Customer Services, Assignee shall pay Assignor 20% of the monthly Billed Revenue for forty-eight (48) months after the

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Effective Date (“pdvConnect Payments”).  PdvConnect Payments and the reports set forth in Section 5.4 are due within thirty (30) days of the end of the calendar month in which pdvConnect Customers are billed by Assignee. Once a pdvConnect Customer account is more than sixty (60) days in arrears, no pdvConnect Payment will be due to Assignor unless the pdvConnect Customer subsequently become current at which time the pdvConnect Payment obligation will apply to the Billed Revenue during the period of arrears and thereafter.   In the event the pdvConnect Customer defaults on the payments due, Assignee shall have the right to offset the amount due to Assignor to recover the prior pdvConnect Payment to Assignor that was never collected by Assignee.

Reporting. Within five (5) business days following the close of a calendar month, Assignee shall provide Assignor with the following written reports for the previous calendar month: (a) all Billed Revenue and collections; (b) the costs set forth in Exhibit D; and (c) such other information as Assignor reasonably requests.

Audit Rights.  Assignee will maintain all books and records relevant to compliance with this Agreement until at least five (5) years after termination of this Agreement.  Assignor will be entitled to audit at its own expense the books, records and facilities of Assignee and any affiliates with respect to compliance with this Agreement.  Assignee will pay the reasonable audit costs if the audit concludes that Assignor has been underpaid by more than five percent (5%) for any period.  The audit shall take place at a location designated by the Assignee.  This provision will survive expiration or termination of this Agreement.

Prepaid Services.  Assignor shall remit to Assignee any prepaid service revenue with respect to the pdvConnect Application that is for the post-assignment time period, less the pdvConnect Payments due to Assignor on such revenue.

Representations and Warranties.

Mutual.   Each party represents to the other that:  (a) it has full authority to execute and deliver this Agreement and to perform its obligation hereunder; (b) this Agreement constitutes its valid and binding obligation entered into freely and in accordance with its business judgment as the result of arm's-length bargaining and is enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights or equitable principles generally; and (c) neither the execution nor the delivery of this Agreement, nor the carrying out of its obligations hereunder will conflict with or result in any violation of or constitute a default under any term of its articles of incorporation or bylaws, or any material agreement, mortgage, indenture, license, permit, lease or other instrument, judgment, decree, order, law or regulation by which it is bound.

Assignor.  Assignor represents that to the best of its knowledge, (a) it owns all necessary rights to the Assigned Intellectual Property to make the assignments herein, (b) the Assigned Intellectual Property does not infringe the intellectual property rights of a third party, (c) there are no liens or any other encumbrances on any of the Assigned Intellectual Property, (d) it has not received any written claims regarding Assignor’s rights to use the Assigned Intellectual Property, and (e) the execution, delivery and performance of this Agreement will not impair the right of Assignee to use, sell, license or dispose of the Assigned Intellectual Property.

Assignee.  Assignee represents that it shall (a) perform the Services in a professional and workmanlike manner in accordance with customary industry practices, and, where applicable, in a manner generally consistent with the historical provision by Assignor of such services and with the same standard of care as historically provided, and (b) assign sufficient resources and qualified personnel as are

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reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence. Furthermore, Assignee shall notify Assignor in writing within three (3) business days in the event any of the Offered Employees give notice to Assignee to leave, or otherwise leave, the employment of Assignee.

Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ASSIGNOR MAKES NO WARRANTIES WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

Term and Termination.

Term. This Agreement will continue for a period of forty-eight (48) months from the Effective Date, unless terminated earlier as provided in this Agreement; except that Sections 5.5, 7.2(c), 7.3, 8-12 and any outstanding payment obligations shall survive expiration or termination of this Agreement.

Termination for Breach.

By Assignee.  If Assignee materially breaches this Agreement and fails to cure such breach within thirty (30) days of receipt of written notice thereof from Assignor, Assignor may terminate this Agreement by written notice. However, if such breach is non-monetary in nature and is not reasonably capable of being cured within such thirty (30) day period, such thirty (30) day period may be extended to not more than an additional thirty (30) days (in Assignor’s reasonable discretion), provided that Assignee is diligently pursuing the cure of such breach in good faith.   In addition, Assignor may terminate this Agreement immediately upon written notice to Assignee in the event of material dishonesty, fraud, misrepresentation or similar cause by Assignee in connection with the performance of its obligations under this Agreement.

By Assignor. If Assignor materially breaches this Agreement and fails to cure such breach within thirty (30) days of receipt of written notice thereof from Assignee, Assignee may terminate this Agreement by written notice.  However, if such breach is non-monetary in nature and is not reasonably capable of being cured within such thirty (30) day period, such thirty (30) day period may be extended to not more than an additional thirty (30) days (in Assignee’s reasonable discretion), provided that Assignor is diligently pursuing the cure of such breach in good faith.  In addition, Assignee may terminate this Agreement immediately upon written notice to Assignee in the event of material dishonesty, fraud, misrepresentation or similar cause by Assignor in connection with the performance of its obligations under this Agreement.

pdvConnect Customers. In the event of termination by Assignor due to Assignee’s failure to cure a material breach of this Agreement, including, but not limited to, its failure to make the pdvConnect Payments specified in Section 5.3, Assignor shall have the right, without further notice, to resume responsibility for customer care, billing and collection services for pdvConnect Customers.  Assignee shall cooperate in providing to Assignor all pdvConnect Customer data needed for Assignor to provide those services and Assignee shall use commercially reasonable efforts to facilitate the transition.  In the event of termination prior to Assignee remitting to Assignor the pdvConnect Payment for the prior month, Assignee shall promptly remit the pdvConnect Payment to Assignor.

Intellectual Property Assets.  In the event the Agreement is terminated by Assignor pursuant to Section 7.2(a) prior to expiration of the term, ownership of the Assigned Intellectual Property shall revert to Assignor and any tangible embodiments of the same held by Assignee shall be returned to Assignor

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within thirty (30) days in the same condition as at assignment, normal wear and tear excluded.  Otherwise, the Assigned Intellectual Property shall continue to be owned by Assignee notwithstanding the expiration or other termination of this Agreement.

Confidentiality.

Definition. “Confidential Information” means: (a) all non-public information (including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to the business of Assignor, Assignee, or any customer or to the business of such parties’ suppliers, or other partners) that is either marked or otherwise identified as confidential or proprietary, or that a reasonable person would understand to be considered confidential by the party to which it pertains (even if not so marked or identified); and (b) all information that such party is obligated by law or contract to treat as confidential for the benefit of third parties, including all data from customers in connection with Services.

Non-disclosure Obligation. Each party agrees to hold all Confidential Information in trust and confidence at all times and not to disclose, reveal, or divulge any Confidential Information, directly or indirectly, intentionally or negligently, to any person without the express written consent of the party whose Confidential Information it is.  Assignee is permitted to provide information to its attorney or accountant as it pertains to their ability to provide services to Assignee.

Use Limitation. Assignee agrees not to use any Confidential Information for its own benefit or for any other purpose outside the scope of providing the Services without express written consent thereto.

Exceptions.  Neither party is obligated under this section for Confidential Information that (a) is generally known, or readily ascertainable by proper means, by the public other than through a breach of this Agreement; (b) was known by the party on a nonconfidential basis prior to receipt under this Agreement as evidenced by written records; or (c) is rightly received from a third party not subject to any nondisclosure obligations with respect to such Confidential Information.

Subpoena or Order. If either party receives service of a subpoena or order or other compulsory instrument issued by or under the authority of a court of competent jurisdiction or by a governmental agency that requests all or any part of the Confidential Information, that party shall: (a) provide the other party with prompt written notice of the existence, terms, and circumstances surrounding such request or requirement; (b) consult with the other party on the advisability of taking steps to resist or narrow that request; (c) if disclosure of Confidential Information is required, furnish only such portion of the Confidential Information as the party is advised in writing by its counsel is legally required to be disclosed; and (d) cooperate with the other party in its efforts to obtain an order excusing the Confidential Information from disclosure, or an order or other reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is required to be disclosed.

Limited Liability.  NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, ASSIGNOR AND ASSIGNEE WILL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) AMOUNTS THAT IN THE AGGREGATE ARE IN EXCESS OF THE AMOUNTS PAID TO ASSIGNOR AND ASSIGNEE, AS APPLICABLE, HEREUNDER DURING THE TWELVE (12)-MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE OR (B) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA OR (C) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, OR SERVICES OR (D) FOR LOSS OR CORRUPTION OF DATA OR INTERRUPTION OF USE.  ASSIGNOR AND ASSIGNEE SHALL HAVE NO LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND ITS REASONABLE CONTROL. THIS SECTION DOES

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NOT LIMIT LIABILITY FOR BODILY INJURY OF A PERSON, AND SHALL NOT LIMIT LIABILITY FOR INDEMNIFICATION UNDER SECTION 10, BREACHES OF CONFIDENTIALITY OR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Indemnification.

Indemnification. Each party shall defend the other Party, along with its employees, officers, owners, and agents, from and against any third-party claim (a “Claim”), and reimburse them for all liabilities, losses, costs, damages, and expenses (including reasonable attorney fees and court costs) (collectively, “Losses”), related to or arising out of (a) Claims of bodily injury (including death), damage to property (including loss of use of property) that occurs in connection with the indemnifying party’s performance under this Agreement, to the extent that such injury or damage is caused by the acts, errors, or omissions of the indemnifying party or its employees or agents, (b) with respect to Assignee, any Claim that the Development Services, the Inventions or the Pre-Existing Inventions infringe the intellectual property rights of a third party or (c) with respect to Assignor, for a period of 24 months  after the Effective Date, any breach of Assignor’s representations and warranties in Section 6.2 relating to the Assigned Intellectual Property.  The foregoing indemnification obligations in Section 10.1(c) shall not apply to any Claims relating to (i) use in an application or environment for which it was not designed or contemplated, (ii) modifications, alterations, combinations or enhancements after the Effective Date, (iii) Assignee’s continuing allegedly infringing activity after being notified thereof.

Procedures. The indemnified party shall (a) notify the indemnifying party promptly in writing of each Claim; (b) tender to the indemnifying party sole control of the defense or settlement of each Claim at the indemnifying party’s expense, or if the indemnifying party does not reasonably assume the defense of the Claim, the indemnified party may assume control of the defense and settlement of the Claim at the expense of the indemnifying party; and (c) cooperate with and, at indemnifying party’s expense, assist in such defense.  The indemnified party will have the right to participate at its own expense in any Claim or related settlement negotiations using counsel of its own choice.

Insurance.

Nature and Amounts. Assignee and Assignor shall maintain sufficient insurance coverage to enable it to meet its obligations created by this Agreement and by law. Without limiting the foregoing, Assignee and Assignor shall maintain at its sole cost and expense at least the following insurance covering its obligations under this Agreement: (a) Commercial General Liability including (i) bodily injury, (ii) property damage, (iii) contractual liability coverage, and (iv) personal injury, in an amount not less than Five Million Dollars ($5,000,000) per occurrence and (b) Workers’ Compensation at statutory limits.

Specific Requirements.  Assignee and Assignor shall cause each of the above policies to (a) name the other party as an additional insured, and (b) contain a provision requiring at least thirty (30) days’ prior written notice to the other party of any cancellation, modification or non-renewal.  Assignee and Assignor shall furnish to each other certificates of insurance and such other documentation relating to such policies within fifteen (15) days following the Effective Date and as Assignee and Assignor may otherwise reasonably request.

General.

Independent Contractors. This Agreement will not be construed as creating an employment, agency, partnership, or joint venture relationship or as permitting any party hereto to incur obligations on behalf of the other party.

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Assignment. This Agreement is not assignable or transferable by either party without the prior written consent of the other, except to a successor to all or substantially all of Assignor’s assets or business relating to the subject matter of this Agreement.  All other assignments or transfers (including by operation of law) shall require the express prior written consent of Assignor.

Publicity.  Neither party shall, without the written consent of the other party, issue any news release, public announcement, advertisement, or other form of publicity regarding the Agreement.  The parties will cooperate in notifying pdvConnect Customers of the Agreement.  Notwithstanding the foregoing, Assignee hereby grants Assignor the right to market and sell all current and future products and services sold, leased or licensed by Assignee.  Assignee represents that the cost of these products to Assignor shall not be more than the price charged to Goosetown, Inc. for such products, regardless of any volume purchased.

No Third-Party Beneficiaries. This Agreement is an agreement between the parties and confers no rights upon any of the parties’ employees, agents, contractors, or customers, or upon any other person or entity.

Notices. Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given to a party if delivered personally or mailed by first-class, registered or certified US mail, postage prepaid to the address of that party as set forth on the first page of this Agreement; or such other address as is provided by that party to the other upon ten (10) days written notice.

No Waiver; Entire Agreement. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder.  If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.  Any waivers or amendments shall be effective only if made in writing and signed by authorized representatives of the parties. This Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

Jurisdiction; Venue. This Agreement shall be governed by and construed pursuant to the laws of the State of New Jersey and the United States without regard to conflicts of laws provisions thereof.  Either party may elect (by written notice given prior filing a complaint or, in the case of the defendant, prior to answering a complaint) to resolve a dispute by binding arbitration in the English language in New Jersey under the rules of JAMS, and the decision of the arbitrator will be enforceable in any court.  In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.

Further Assurances.  After the Effective Date, each party agrees to execute such other and further documents, and take such other and further actions, as the other party may reasonably request to give effect to the transactions contemplated by this Agreement.

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Counterparts.  This Agreement may be executed in one or more counterparts, which shall be effective as original agreements of the Parties executing such counterpart.  Original signatures transmitted by electronic mail or facsimile shall be effective to create such counterparts.

ASSIGNORASSIGNEE

pdvWireless, Inc.TeamConnect, LLC

By:/s/ Brian D. McAuleyBy:/s/ Joseph Gottlieb

Name: Brian D. McAuleyName: Joseph Gottlieb

Title: ChairmanTitle: Member

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Exhibit A

Support Requirements

The term “Support” in Section 3.1 means [*].

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Exhibit B

Assigned Intellectual Property

Patents

"	Seven US Patents
"	Two European Patents
"	Two Canadian Patents

Links to US patents

1)	Systems and methods for push-to-talk wireless applications (9,325,681);

2)	System and methods for using a plurality of receiver identifications to create and retrieve a digital project log (8,577,843);

3)	Systems and methods for communicating using voice messages (8,291,028);

4)	Systems and methods for push-to-email communication with location information (8,140,627);

5)	Systems and methods for push-to-talk wireless applications 7,743,073);

6)	Systems and methods for communicating using voice messages (7,653,691); and,

7)	System and method for originating, storing, processing and delivering message data (7,054,863).

Trademarks

•	TeamConnect; and,

•	pdvConnect.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit C

Offered Employees

[OMITTED]

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit D

Data Center Lease & Employee Costs

1)	Data Center Monthly Rent @ [*] per month over [*];

2)	Telco & Software Licensing Costs @ [*] per month [*];

3)	Employee Costs

a.	[*]

b.	[*]

c.	[*]

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Appendix 3

Offered Employees

[OMITTED]

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.